UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2006

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Street, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Merger Agreement

On April 17, 2006, Hologic, Inc. (“Hologic”) and Suros Surgical Systems, Inc. (“Suros”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for a business combination whereby Swordfish Acquisition, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Hologic, will merge with and into Suros (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and Suros will continue as the surviving corporation in the Merger, and a wholly-owned subsidiary of Hologic.

At the effective time of the Merger, each share of Suros capital stock (other than treasury shares owned by Suros) will be converted into the right to receive a portion of the aggregate merger consideration for the transaction. The aggregate merger consideration consists of $240.0 million (subject to adjustment) to be paid by Hologic at the closing (the “Aggregate Closing Merger Consideration”), and up to two annual deferred cash payments based on Suros revenues as described below (the “Deferred Payments”). The Aggregate Closing Merger Consideration will consist of $132.0 million of cash (the “Closing Cash Merger Consideration”) and an additional $108.0 million, payable, at Hologic’s option, in shares of Hologic’s common stock based on the average closing price of Hologic’s common stock as quoted on the Nasdaq National Market for the ten trading days ending two trading days prior to closing, in cash, or a combination thereof (the “Additional Closing Merger Consideration”). The Closing Cash Merger Consideration will be reduced by certain expenses and payments made by Suros in connection with the Merger. Outstanding convertible securities, including Suros stock options, will be cancelled at or before the Effective Time and a portion of the Aggregate Merger Consideration will be allocated to eligible holders of such securities.

The first year deferred payment is equal to one times the amount by which Suros revenues (as defined in the Merger Agreement) for the twelve month period beginning on the first day of the first calendar month following closing (the “First Year Measurement Period”) exceeds Suros revenues for the twelve month period immediately preceding the First Year Measurement Period (the “Base Period”), and the second year deferred payment is equal to one times the amount by which Suros revenues for the twelve month period beginning on the first day following the First Measurement Period exceeds the greater of the revenue amount for the Base Period or the revenue amount for the First Year Measurement Period.

Hologic and Suros have made customary representations, warranties and covenants in the Merger Agreement. Suros has, among other things, agreed (i) to conduct its business in the ordinary course of business consistent with past practice during the interim period and not to engage in certain kinds of transactions between the execution of the Merger Agreement and the effective time of the Merger, (ii) to hold a stockholders meeting to consider the approval of the Merger Agreement and the transactions contemplated thereby as promptly as practicable, (iii) subject to certain exceptions, for its board of directors to recommend adoption by its stockholders of the Merger Agreement and the Merger, (iv) subject to certain exceptions, not to solicit proposals relating to alternative business combination transactions or participate in discussions or negotiations regarding an alternative business combination transaction, and (v) subject to certain exceptions, not to approve or recommend or propose publicly to approve or recommend, any alternative business combination transaction or enter into any agreement or letter of intent related to an alternative business combination transaction. Hologic has, among other things, agreed (i) to prepare and file a proxy statement with the Securities and Exchange Commission (“SEC”) to be sent to its stockholders in the event that the stock price of its common stock reaches a price that could reasonably be expected to result in the issuance of a number of Merger Shares that would require Hologic’s stockholders to approve the Merger Agreement and the transactions contemplated thereby under applicable law or the rules of the Nasdaq National Market, and (ii) to file a Registration Statement on Form S-3 with the SEC to register for resale any Merger Shares to be issued as part of the Additional Closing Merger Consideration if the shares can be issued in accordance with applicable provisions of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or file a Registration Statement on Form S-4 to register the Merger Shares, if despite the parties use of commercially reasonable efforts, Hologic determines the Merger Shares cannot be issued pursuant to Regulation D.

Each party’s obligation to consummate the Merger is subject to a number of conditions, including (i) the approval of Suros’ stockholders, (ii) the absence of any law, order or injunction prohibiting the consummation of the Merger or the transactions contemplated by the Merger Agreement, (iii) the approval of Hologic’s stockholders if the number of Merger Shares to be issued is required by the rules of the Nasdaq National Market, (iv) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (v) each party’s representations and warranties to the other being true and correct as of the date of closing, except where the failure to be so true and correct has not had a material adverse effect on the applicable party, (vi) each party shall have performed and complied in all material respects with its covenants and (vii) other customary conditions. In addition, Hologic’s obligation to consummate the Merger is subject to there being no material adverse effect on Suros’ business since the date of the Merger Agreement and Suros’ obligation to consummate the Merger is subject to Hologic’s Registration Statement on Form S-3 or Form S-4 described above becoming effective under the Securities Act.

The Merger Agreement contains certain termination rights for both Hologic and Suros, and further provides that, upon termination of the Merger Agreement under certain circumstances, Suros may be obligated to pay Hologic up to $2.5 million for expenses, a termination fee of $4.0 million or a $8.0 million fee depending on the circumstances.

The Board of Directors of Hologic and Suros have approved the Merger Agreement and the Merger.

Voting Agreement

Concurrently with entering into the Merger Agreement, Hologic entered into a voting agreement with stockholders of Suros representing approximately 33% of the outstanding voting power entitled to vote to approve the Merger Agreement and the Merger. The agreement provides that these Suros stockholders will vote their shares to approve and adopt the Merger Agreement, the Merger and all other agreements and actions in connection therewith, and will vote against (i) any proposal or offer for a merger, consolidation, business combination, tender offer, sale of substantial assets, sale of shares of capital stock or similar transactions involving Suros or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, (ii) any reorganization, recapitalization, liquidation, winding up of Suros or any other extraordinary transaction involving Suros, or (iii) any corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the Merger or the transactions contemplated by the Merger Agreement. The Voting Agreement terminates on the earlier of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the date on which Hologic provides written notice of termination to the stockholders who have executed the voting agreements.

Additional Information About the Merger

The parties anticipate that the issuance of the Hologic shares of common stock in the Merger will be exempt from registration under Regulation D promulgated under the Securities Act of 1933, as amended. However, if it is determined that such exemption would not be available, Hologic has agreed to file a registration statement on Form S-4 with the SEC to register those securities. If such registration statement on Form S-4 is filed it will contain a prospectus and other relevant documents concerning the acquisition. If filed, investors are urged to read the prospectus and any other relevant documents, when they become available, because they would contain important information about Hologic, Suros and the acquisition. If filed, investors would be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. In addition, documents filed with the SEC by Hologic can be obtained at http://www.sec.gov or by contacting Hologic at the following address and telephone number: 35 Crosby Drive, Bedford, MA 01730, (781) 999-7300. Investors are urged to read the information statement/prospectus and any other relevant documents when they become available.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

The following Exhibits are filed as part of this report:

EXHIBIT NO.	DESCRIPTION

99.1	Press Release issued by Hologic on April 17, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 17, 2006

HOLOGIC, INC.

By:  /s/    Glenn P. Muir

        Glenn P. Muir, Chief Financial Officer,

        Executive Vice President,

        Finance and Treasurer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press Release issued by Hologic on April 17, 2006